Exhibit 99.2

      The Lubrizol Corporation

      29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:  Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Lubrizol Announces Officer Changes to Support Continued Growth

CLEVELAND, OH, September 29, 2008 – The Lubrizol Corporation (NYSE:LZ) announced today several officer changes designed to better support the company’s business objectives that include driving organic growth, strengthening the product portfolio and improving profitability. The newly appointed leadership will focus on enhancing product innovations across the enterprise, improving operating efficiencies across the global manufacturing and supply chain structure, managing enterprise risk and executing key bolt-on acquisitions that are complementary to existing product lines.

Corporate

Steve Kirk was elevated to Senior Vice President and Chief Operating Officer, in charge of both Lubrizol Additives (LZA) and Lubrizol Advanced Materials (LZAM) business segments.

Larry Norwood was promoted to Corporate Vice President, Operations, leading operations personnel and infrastructure for both LZA and LZAM.

Bob Graf was promoted to Corporate Vice President, R&D, leading research strategy and the development of its scientific community for both LZA and LZAM.

Greg Lewis was promoted to Corporate Vice President, Global Risk Management and Chief Ethics Officer, with oversight of loss prevention activities; the health, safety, environment and security function and corporate ethics for both LZA and LZAM.

Lubrizol Additives

Dan Sheets was promoted to Corporate Vice President and President, LZA.

Lubrizol Advanced Materials

Don Bogus, Senior Vice President, The Lubrizol Corporation and President of Lubrizol Advanced Materials (LZAM), will retire from Lubrizol effective January 2, 2009.

Eric Schnur was promoted to Corporate Vice President and President, LZAM.

- more -

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,900 employees worldwide. Revenues for 2007 were $4.5 billion. For more information, visit www.lubrizol.com.

###